UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  June 20, 2013

Date of Earliest Event Reported:  June 20, 2013

MAXIMUS, INC.

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	1-12997 (Commission File Number)	54-1000588 (I.R.S. Employer Identification No.)

1891 Metro Center Drive, Reston, Virginia (Address of principal executive offices)	20190-5207 (Zip Code)

Registrant’s telephone number, including area code:  (703) 251-8500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01              Other Events.

Stock split

As previously reported, on April 16, 2013, the Company’s Board of Directors declared a two-for-one stock split in the form of a dividend of one share for each outstanding share for shareholders of record on June 14, 2013. The additional shares will be distributed on June 28, 2013. This will not change the proportionate interests that stockholders maintained in the Company.

We are providing selected financial information for past periods to reflect the effect of the stock split. All share and per share amounts have been adjusted for the two-for-one stock split throughout this report. The stock split has no impact on the previously reported results or consolidated net income of the Company. This information is being provided solely for informational purposes to show the effect of the stock split.

This selected financial information includes adjusted diluted earnings per share (EPS), which is a non-GAAP measure. We have provided a reconciliation from adjusted diluted EPS to diluted EPS, the most directly comparable measure computed in accordance with GAAP. Adjusted diluted EPS excludes the effects on earnings per share of legal and settlement expenses and insurance recoveries, the costs incurred related to the acquisition of Policy Studies, Inc., the benefit from a terminated contract and tax adjustments. We believe that adjusted diluted EPS serves as a useful basis for assessing the Company’s performance excluding the effects of these items. Adjusted diluted EPS is not meant to be used in isolation or as an alternative to diluted EPS or any other measure of operating performance.

Item 9.01.             Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

99.1	Selected financial results

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXIMUS, Inc.

Date: June 20, 2013	By:	/s/ David R. Francis
David R. Francis
General Counsel and Secretary

EXHIBITS

Exhibit No.	Description

99.1	Selected financial results